UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.



                                      Commission  File  Number  1-04721




                               Sprint Corporation
             (Exact name of registrant as specified in its charter)


        P.O. Box 7997, Shawnee Mission, Kansas 66207-0997 (913) 624-3000
    (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)


                                 Corporate Units
            (Title of each class of securities covered by this Form)


                            Series 1 FON Common Stock
                                     Rights
         Guarantees of Sprint Capital Corporation 6.875% Notes due 2028
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)   __X__        Rule 12h-3(b)(1)(i)   _____
     Rule 12g-4(a)(1)(ii)  _____        Rule 12h-3(b)(1)(ii)  _____
     Rule 12g-4(a)(2)(i)   _____        Rule 12h-3(b)(2)(i)   _____
     Rule 12g-4(a)(2)(ii)  _____        Rule 12h-3(b)(2)(ii)  _____
                                        Rule 15d-6            _____


     Approximate  number of holders of record as of the  certification or notice
date:     0

     Pursuant to the requirements of the Securities Exchange Act of 1934, Sprint Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: August 17, 2004                    By:  /s/ Michael T. Hyde
                                              Michael T. Hyde, Assistant
                                                                Secretary